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                                                                    EXHIBIT 10.6

                            MONTEREY RESOURCES, INC.
                          INCENTIVE COMPENSATION PLAN


I.       OBJECTIVES

         The objectives of the Incentive Compensation Plan (the "Plan") are:

                 --     To communicate and focus management's attention on
                        significant business goals.
                 --     To identify and reward superior performance.
                 --     To provide a competitive compensation package to
                        attract and retain high quality key employees.

         The Plan is intended to encourage key management to achieve and surpass Company, group and individual objectives through establishing annual objectives, reviewing performance and awarding cash bonuses based on the achievement of such objectives.

         The purposes of the Plan are to achieve strong business performance, equitable compensation and a staff of high quality, motivated key employees.

II.      ADMINISTRATION

         The Plan shall be under the direction of the Compensation and Benefits Committee ("Committee") of the Board of Directors of Monterey Resources, Inc. (the "Company").

         However, the responsibility for ensuring that administrative procedures are established for Plan operation, that the Plan is managed in a timely and effective manner and that periodic analyses of the Plan's effectiveness are undertaken shall be the duty of a Plan Administrator appointed by the Committee, who need not be a member of the Committee. The Plan Administrator shall report his findings, conclusions and recommendations regarding the Plan's operation and effectiveness to the Committee from time to time.

         The Committee shall have such discretionary authority to administer the Plan, to construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any benefits hereunder and to make all other determinations deemed necessary or advisable for the administration of the Plan. The attached Administrative Guidelines have been adopted by the Committee and may be changed at any time by the Committee in its discretion.





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III.     ELIGIBILITY

         Eligible employees under the Plan are those key employees of the Company and its subsidiaries who may have a substantial impact on the operating performance of the Company and its subsidiaries.

         Employment positions eligible for participation in the Plan each Plan Year, and the assigned levels of participation for such positions, shall be determined by the Committee based upon the recommendation of the Plan Administrator. However, the Committee may modify such recommendations in any manner it deems appropriate.

IV.      INCENTIVE OPPORTUNITIES

         The incentive award opportunity with respect to an eligible employment position shall be designed to reflect the overall impact of the position on Company performance and to provide a total cash compensation package for such position that is in line with key competitors of the Company.

V.       BASIS FOR DETERMINING THE INCENTIVE AWARD

         The incentive award may be based upon a combination of Company, operating unit and/or individual results, in the Committee's discretion.

         The combination of factors, and the respective weights, used in determining the maximum award for an eligible position will be established by the Committee on an annual basis. The maximum award with respect to an eligible position shall be expressed as a percentage (which shall not be less than 20% or more than 100%) of the participant's base salary at the beginning of the Plan Year. The percentage applicable to an eligible position shall be determined by the Committee. A participant's basis of participation in the Plan will be communicated to him in writing as early as possible in the Plan Year. However, incentive awards may be increased by up to 25% at the discretion of the Committee or reduced or eliminated in certain instances pursuant to Article VII and/or VIII.

VI.      PERFORMANCE OBJECTIVES

         Performance objectives are intended to support the strategic mission of the Company and shall be:

                 --       Specific and based upon measurable results,
                 --       Challenging, but attainable, and
                 --       Tailored to each position.





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         The basis and amount of the incentive award to be provided for different levels of performance will be established at the beginning of the Plan Year for each participating position. A performance schedule for each specific objective shall be established by the Committee to indicate the award payable at varying levels of performance. Performance objectives may be revised at any time by the Committee in light of unanticipated or extraordinary events.

         Specific objectives will be based primarily on the Company's business plans and competitive levels of performance. For any specific performance objective, the award payable (as a percent of the maximum) for a given level of performance will be consistent throughout the Plan.

         The Committee may assign objectives, based upon the recommendation of the Plan Administrator, which are appropriate to the managerial impact of each participant's position. As appropriate, the individual objectives may include departmental, district or combined operating unit performance objectives.

         Performance objectives may include, among others:

                 --       Earnings per share,
                 --       Pre-tax Income and Cash Flow,
                 --       Operating Expenses Control,
                 --       Capital Spending Control,
                 --       Reserve Additions,
                 --       Reservoir Management,
                 --       Prospect Development, and
                 --       Land Management.

VII.     PERFORMANCE

         Performance will be reviewed at appropriate intervals as financial and operating results are available. At the end of each Plan Year, the determination of the achievement of the objectives for such Plan Year and the payment of awards earned will occur as soon as practicable after the compilation of the year-end financial and operating results. All financial and operating results will be reviewed by the Controller of the Company and the achievement of all individual objectives shall be approved by the Chief Executive Officer of the Company prior to the recommendation to the Committee of the payment of awards by the Plan Administrator. The Committee has the authority to approve all awards recommended for payment.

         At the discretion of the Committee, incentive awards, either individually or collectively, may be increased, decreased, or completely eliminated at any time during a Plan Year or after the end of the Plan Year but before payment on the basis of the following considerations:





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                 --       Company performance relative to its competitors,
                 --       Balancing of long-term versus short-term
                          considerations,
                 --       Handling of unforeseen opportunities and obstacles, or
                 --       Overall individual performance.

VIII.    AWARD PAYMENTS

         Payment of earned awards will be made as soon as possible after the close of each Plan Year upon the approval of the Committee and may include the receipt of a stock-based award under a stock plan of the Company in lieu of cash under this Plan. Payments will be subject to all applicable tax withholding requirements.

         If a participant's employment terminates during a Plan Year, whether voluntarily or involuntarily, the participant shall forfeit all rights to any incentive award for the Plan Year, unless the Committee, in its discretion, elects to pay all or a portion of the award. If a participant voluntarily resigns after the Plan Year-end, but before award payout, the participant shall be entitled to the incentive award payment, if any, he would be eligible to receive pursuant to Article VII.

         In the discretion of the Committee and the election of the participant
         - made irrevocably prior to the beginning of the applicable Plan Year
         - all or a portion of an incentive award for a Plan Year may be deferred until a future date or event. The methods of deferment and subsequent payment shall be determined by the Committee.

IX.      COMMUNICATIONS

         The effectiveness of the Plan depends upon participants fully understanding the purpose of the Plan, the performance objectives and the administration of the Plan. It shall be the responsibility of the Plan Administrator to ensure that all aspects of the Plan are presented to and understood by the participants.

X.       CHANGE IN CONTROL

         A "Change in Control" shall be deemed to have occurred if:

         (a) any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than any trustee or other fiduciary holding securities under an employee benefit plan of Santa Fe Energy Resources, Inc. ("SFER"), or any affiliate thereof, or any company owned, directly or indirectly, by the stockholders of SFER in substantially the same proportions as their ownership of stock of SFER), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SFER





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                 representing 25% or more of the combined voting power of
                 SFER's then outstanding securities;

         (b) during any period of two consecutive years (not including any period prior to the effective date of this provision), individuals who at the beginning of such period constitute the Board of Directors of SFER, and any new director (other than a director designated by a person who has entered into an agreement with SFER to effect a transaction described in clause (a), (c) or (d) of this definition) whose election by the Board of Directors of SFER or nomination for election by SFER's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         (c) the stockholders of SFER approve a merger or consolidation of SFER with any other company other than (i) a merger or consolidation which would result in the voting securities of SFER outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of SFER (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of SFER (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of SFER's then outstanding securities; or

         (d) the stockholders of SFER adopt a plan of complete liquidation of SFER or approve an agreement for the sale or disposition by the Company of all or substantially all of SFER's assets. For purposes of this clause (d), the term "the sale or disposition by SFER of all or substantially all of SFER's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of SFER or of any direct or indirect subsidiary of SFER (including the stock of any direct or indirect subsidiary of SFER) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of SFER determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of SFER (as hereinafter defined). For purposes of the preceding sentence, the "fair market value of SFER" shall be the aggregate market value of the outstanding shares of common stock of SFER (on a fully diluted basis) plus the aggregate market value of SFER's other outstanding equity securities. The aggregate market value of the shares of common stock of SFER shall be determined by multiplying the number of shares of SFER's common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the





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                 "Transaction Date") by the average closing price of the shares of common stock of SFER for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of SFER shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of common stock of SFER or by such other method as the Board of Directors of SFER shall determine is appropriate.

         (e) If SFER ceases to own 80% of the combined voting power of the then outstanding voting securities of the Company, the term "Company" shall be substituted for SFER as used in this definition of "Change in Control;" provided, however, as long as SFER owns 35% or more of the combined voting power of the voting securities of the Company, the above "Change in Control" definition shall be applied separately with respect to SFER and with respect to the Company as substituted for SFER in the definition, and a Change in Control with respect to either SFER or the Company in such situation shall be a Change in Control for purposes of this Plan. Notwithstanding anything herein to the contrary, a distribution by SFER to its stockholders of its interest in such voting securities of the Company shall not constitute a Change in Control.

         In the event that a Change in Control occurs, the performance objectives established pursuant to Section VI hereof for the year during which the Change in Control occurred shall be deemed to have been met in full at the maximum performance level so established, and each participant shall be entitled to receive a bonus in respect of the year in which such Change in Control occurs; provided, however, that if a participant's employment is terminated prior to December 31 of such year, such participant shall be entitled to a prorated bonus, the amount of which shall be determined by multiplying the bonus which he would have been entitled had he remained employed until December 31 by a fraction, the numerator of which is the number of days in such year through the date of the participant's termination of employment, and the denominator of which is 365.

XI.      TERMINATIONS OR AMENDMENT

         The Plan may be terminated or amended at any time by the Board of Directors of the Company.

XII.     EFFECTIVE DATE

         This Plan is effective as of January 1, 1997.





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                                  ATTACHMENT A


ADMINISTRATIVE GUIDELINES

1. An employee's participation in the Plan will be based upon the calendar months in which the employee held a position eligible for participation during a Plan Year.

2. The employee must be in an eligible position on the 1st day of the month in order to participate in the Plan for that month.

3. Except as provided for in the Plan, an employee must be on the active payroll on the last day of the Plan Year in order to participate for any portion of that year.

4 If a participant transfers between eligible positions under the Plan during the Plan Year, his/her participation will be based on full months of participation in each position at the participation levels established for each position.

5. New hires or employees who first assume an eligible position on October 1st or later in a given Plan Year are not eligible for participation in that Plan Year.

6. Nothing contained in these Administrative Guidelines will take precedence over specific decisions rendered by the Committee concerning eligibility, participation, or other Plan administration policies and practices.





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